     Electronically transmitted to the Securities and Exchange Commission on
                                 April 22, 2004
                                                      Registration No. 333-_____

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               CASH SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                               87-0398535
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

                       3201 WEST COUNTY ROAD 42, SUITE 106
                              BURNSVILLE, MN 55306
                                 (952) 820-0080

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Christopher Larson, CFO
                               Cash Systems, Inc.
                       3201 West County Road 42, Suite 106
                              Burnsville, MN 55306
                                 (952) 895-8399
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               John F. Wurm, Esq.
                            Fredrikson & Byron, P.A.
                             200 South Sixth Street
                          Minneapolis, Minnesota 55402
                                 (612) 492-7000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                   Proposed Maximum      Proposed Maximum     Amount of
                                                  Amount          Offering Price per    Aggregate Offering  Registration
Title of Securities to be Registered         to be Registered            Unit                 Price              Fee
------------------------------------------------------------------------------------------------------------------------
common stock, $.001 par value per share          2,672,483             $6.50(1)           $17,371,140(1)       $2,201(1)

(1) For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the Registrant's common stock as reported on the American Stock Exchange on April 20, 2004.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to completion, dated April 22, 2004

                                   PROSPECTUS

                               CASH SYSTEMS, INC.

                        2,672,483 SHARES OF COMMON STOCK

         This Prospectus relates to the offer and sale of up to 2,672,483 shares of common stock, $0.001 par value, of Cash Systems, Inc., a Delaware corporation, that may be offered and sold from time to time by persons who are currently shareholders of Cash Systems or who may become shareholders upon exercise of certain warrants or other stock purchase rights, or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. Cash Systems will not receive any proceeds from the sale of shares by the selling shareholders. See "Use of Proceeds."

         Cash Systems will bear all expenses of the offering (estimated at $17,000), except that the selling shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the selling shareholders.

         The shares may be sold from time to time in transactions at the market prices then prevailing on the American Stock Exchange ("AMEX"), in privately negotiated transactions or otherwise. In connection with any sales, the selling shareholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Plan of Distribution."

         Cash Systems' common stock is currently listed on the AMEX under the symbol "CKN," and prior to January 6, 2004, was quoted on the OTC Bulletin Board of the NASD under the symbol "CSHS." On April 20, 2004, the closing sale price of Cash Systems common stock on the AMEX was $6.45 per share.

         FOR INFORMATION CONCERNING CERTAIN RISKS RELATING TO AN INVESTMENT IN CASH SYSTEMS COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this prospectus is _________, 2004

                               ABOUT CASH SYSTEMS

         Cash Systems' predecessor was organized under the laws of the State of Utah on June 23, 1983, under the name "Cameron Resources, Inc." Effective October 3, 1989, Cameron Resources merged into Unicom, Inc., a Delaware corporation, for the sole purpose of changing its domicile to the State of Delaware. Unicom changed its name to Unistone, Inc. on September 9, 1998.

         Pursuant to a Plan of Reorganization and Stock Exchange Agreement dated October 9, 2001, Unistone, Inc. acquired all of the outstanding capital stock of Cash Systems, Inc., a Minnesota corporation, in exchange for the issuance of a total of 10,550,000 shares of Unistone's common stock (the "Plan of Reorganization"). In connection with the Plan of Reorganization, Unistone changed its name to "Cash Systems, Inc."

         Cash Systems provides credit/debit card cash advance, ATM and check cashing solutions ("Cash Access Services"). These products are the primary means by which casinos make cash available to gaming customers. Presently, our Cash Access Services are utilized at over 200 gaming and retail locations nationwide.

         Our credit/debit card cash advance products have been installed in over 90 casinos and allow casino patrons to obtain cash from their credit card or checking account (for debit transactions), through the use of our software and equipment.

         Our ATM services are used by retailers (primarily convenience and grocery stores) and casinos. Through these services, we process ATM transactions through ATM networks with whom we have licensing agreements. We are also a reseller of ATMs, and through lease agreements, we provide ATM vault cash.

         We also offer two check cashing solutions to the gaming industry. First, we provide casinos with full service check cashing. With full service check cashing, we are given space within a casino to operate a check cashing business. Our employees manage the booth, our cash is used to cash checks, and we retain customer fees from check cashing. There are approximately 75 casinos utilizing the services of a full service check cashing vendor. The second option we provide are check guarantee services with the assistance of third party providers.

         Our principal offices are located at 3201 West County Road 42, Suite 106, Burnsville, Minnesota 55306 and our telephone number is (952) 895-8399.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus and in the documents that are incorporated by reference in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements broadly involve our current expectations for future results. Our forward-looking statements generally relate to financial results, growth strategies, product development, competitive strengths, ability to obtain financing and sales efforts. Words such as "anticipates," "believes," "could," "estimates," "expects," "forecast," "intend," "may,"

"plan," "possible," "project," "should," "will" and similar expressions generally identify our forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements.

         Our ability to actually achieve results consistent with our current expectations depends significantly on certain factors that may cause actual future results to differ materially from our current expectations. We caution you to consider carefully the specific risk factors discussed in this prospectus and our periodic reports filed with the SEC from time to time. These factors, in some cases, have affected, and in the future (together with other unknown factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by such forward-looking statements. No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement can be achieved. It is not possible to foresee or identify all factors that may affect our forward-looking statements, and you should not consider any list of such factors to be an exhaustive list of all risks, uncertainties or potentially inaccurate assumptions affecting such forward-looking statements.

         You are also cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. As a general policy, we do not intend to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

                                  RISK FACTORS

         In addition to the other information in this prospectus, before purchasing the shares you should carefully consider the following risk factors in your evaluation of Cash Systems and its business. Investing in our common stock involves a high degree of risk. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we consider immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

OUR PAST LOSSES PRESENT QUESTIONS REGARDING OUR ABILITY TO OPERATE PROFITABLY LONG-TERM.

         We incurred losses from operations of $(514,900) and $(273,615) in 2002 and 2001, respectively, and net losses for the same periods of $(971,051) and $(776,090), respectively. For 2003, we generated operating income of $2,341,697 and net income of $1,654,659. Our ability to sustain our operating performance we experienced in 2003 is primarily dependent on retaining existing clients with acceptable business terms, obtaining new clients, developing new products, acceptance of our current and future products by current and prospective clients, maintaining the existing management team and hiring of additional qualified management and sales personnel. Our ability to be profitable or sustain profitability long-term is uncertain.

WE ARE HIGHLY DEPENDENT ON SHORT-TERM CONTRACTS AND CONTRACTS WITH TRIBES FOR WHICH RENEWALS ARE UNCERTAIN.

         We have relatively short-term contracts with the casino operators with whom we do business. These contracts are generally from one to five years with renewal clauses. As a consequence of these short-term contracts, we must maintain favorable working relationships with such customers to maintain as large a customer base as possible. Any loss of existing customers, or adverse changes in our relationships with them, could materially harm our business.

         Also, many of our contracts are with Native American tribes and are subject to sovereign immunity and tribal jurisdiction. If a dispute arises with respect to any of those agreements, it could be more difficult for us to protect our rights.

OUR REVENUES DEPEND SUBSTANTIALLY ON PROCESSING COSTS.

         Our processing costs associated with providing our Cash Access Services are subject to increase by applicable networks such as VISA, including interchange rates imposed for credit card cash advance transactions. Although we are able to pass these cost increases on to our clients and/or cardholders in most cases, increased processing costs would likely negatively impact revenues.

WE DEPEND ON THE GAMING INDUSTRY.

         Our business currently is concentrated in the casino gaming industry, and our plan of operation contemplates that we will continue to be focused substantially on operations in casinos and other gaming locations. Accordingly, a decline in the popularity of gaming or the rate of expansion of the gaming industry, or the occurrence of other adverse changes in the gaming industry due to regulation or otherwise, would have a material adverse effect on our operations.

WE DEPEND ON MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES.

         Our ability to increase revenues, cash flow and profitability will depend, in part, upon continued market acceptance of our products and services. We cannot predict whether market acceptance of our products and services will continue. Changes in market conditions in the gaming industry and in the financial condition of casino operators, such as consolidation within the industry or other factors, could limit or decrease market acceptance of our products and services. Insufficient market acceptance of our products and services would have a material adverse effect on our business, financial condition and results of operations.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

         The casino cash access business is highly competitive, and there is no assurance that we will be able to compete effectively long-term. We have focused to a large extent on providing our services to the gaming industry. In our market, we compete primarily with Global Cash Access, LLC, Comerica Bank/Global Payments, Inc., and Game Financial Corporation (now owned by Certegy, Inc.). It is possible that new competitors may provide the same services, some of which may have greater financial resources than we have. If we face significant competition, it may have a material adverse effect on our business, financial condition and results of operations. We cannot predict whether we will be able to compete successfully against current and future competitors.

         In addition, more well-capitalized competitors may begin to offer competitive technology and services. Therefore, due to the short-term contracts described above, there is no assurance that we will be able to continue to grow our market share or even maintain our existing market share if our competitors begin offering products and services more comparable to those offered by us.

WE ARE SUBJECT TO GOVERNMENTAL AND TRIBAL GAMING REGULATIONS.

         Many states require companies engaged in the business of providing Cash Access Services or transmitting funds to obtain licenses from the appropriate state agencies. Certain states require companies to post bonds or other collateral to secure their obligations to their customers in those states. State agencies have extensive discretion to deny or revoke licenses. We believe we have obtained the necessary licenses and bonds to do business with the casinos where we currently operate, and we will be subject to similar licensing requirements as we expand our operations into other jurisdictions.

         As part of our applications for licenses and permits, members of our board of directors and our officers, key employees and stockholders holding five percent (5%) or more of our stock must submit to a personal background check. This process can be time consuming and intrusive. If an individual is unwilling to provide this background information or is unsatisfactory to a licensing authority such that we face a loss of a contract or the right to conduct a portion of our business, our Bylaws generally give us the right to redeem all or a portion of the outstanding shares of common stock held by such disqualified shareholder at the then current fair market value.

         Furthermore, many suppliers to Native American casinos are subject to the rules and regulations of the local tribal gaming commission. These gaming commissions have authority to regulate all aspects of casino operations, including vendor selection. Some gaming commissions require vendors to obtain licenses and may exercise extensive discretion to deny or revoke licenses. We believe we have obtained the necessary licenses or approvals from the appropriate tribal gaming commissions where we operate.

         While there can be no assurance that we will be able to do so, we anticipate that we will be able to obtain and maintain the licenses and approvals necessary for the conduct of our business.

         Our business may also be affected by state and federal regulations governing the gaming industry in general. Changes in the approach to regulation of casino gaming could affect the number of new gaming establishments in which we may provide Cash Access Services.

WE MAY NOT BE ABLE TO ADEQUATELY ENFORCE OR PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR TO PROTECT OURSELVES AGAINST INFRINGEMENT CLAIMS BY OTHERS.

         Our continued success will depend in part on our ability to protect our cash access technology, preserve our trade secrets and operate without infringing the proprietary rights of third parties. We cannot assure you that the scope of any protection we may seek will exclude competitors or provide competitive advantages to us. Furthermore, we cannot assure you that others have not developed or will not develop similar products, duplicate any of our products or processes or design around our intellectual property. We also rely on unpatented trade secrets to protect our proprietary technology, and we cannot assure you that others will not develop independently or otherwise acquire substantially equivalent techniques, gain access to our proprietary technology or disclose our technology, or that we can ultimately protect meaningful rights to our unpatented proprietary technology.

MANAGEMENT OWNS A SIGNIFICANT PORTION OF OUR STOCK.

         Our officers and directors collectively own 7,332,134 shares of outstanding common stock, or approximately 47.6% of the total number outstanding, including 6,669,634 shares owned by Kristen Potts that are deemed to be beneficially owned by her spouse, Craig Potts, our Chief Executive Officer, President and a director. Our officers and directors also collectively hold currently exercisable options to purchase an aggregate 772,000 shares of common stock which, if exercised, would result in management owning approximately 50.1% of the total number of outstanding shares (based on current number of outstanding shares plus such option shares). Therefore, our officers and directors will have significant influence on any shareholder vote and may be able, by themselves, to effect shareholder action by written consent.

OUR SUCCESS IS HIGHLY DEPENDENT ON OUR ABILITY TO RETAIN OUR MANAGEMENT TEAM AND TECHNICAL EXPERTISE.

         At this stage of our development, our prospects for success depend, to a significant degree, on the efforts of Craig Potts, our Chief Executive Officer and President. There is no assurance that Mr. Potts' services will remain available to us or that we will be successful under his management. We do not maintain any key person insurance on the life of Mr. Potts, and we do not have an employment agreement with Mr. Potts.

         Our prospects for success also depend upon the efforts and abilities of our sales and product development/IT teams. Our inability to retain such highly skilled persons, due either to our current economic circumstances or the intense competition faced in the market for such persons, would substantially limit our ability to further our efforts in this business.

RAISING THE REQUIRED CAPITAL TO CONDUCT OUR OPERATIONS AND DEVELOP OUR PRODUCTS IS TIME CRITICAL.

         We will require substantial capital resources in order to introduce new products and services and to invest in infrastructure. We believe that our available cash, operating revenue and capital from warrant and option exercises will be sufficient to finance operations for at least the next twelve months unless we engage in significant acquisitions that require capital faster than currently anticipated. There is no assurance that we will be able to obtain the required financing at favorable or acceptable terms, if at all. Any additional financing could result in further dilution to our shareholders. If we are not able to raise sufficient funding from these financings, we may have to limit our business operations and our expansion plans.

WE BEAR THE RISK OF LOSS OF CASH DURING TRANSFER FROM BANKS TO ATM MACHINES.

         As described in detail in our annual and quarterly filings with the SEC on Forms 10-KSB and 10-QSB, our products and services include ATM machines throughout the country. In order to maintain cash in each of these machines, we are responsible for transporting cash to each of these machines and we bear the risk of loss of such cash during its transport. We hire armored car services to transport the cash on our behalf. While we only hire bonded and insured armored car services, we ultimately bear the risk of loss of the cash in the event that we are unable to recover from the armored car company.

         As described in the "legal proceedings" section of our recent SEC filings, we incurred a loss of approximately $412,000 related to a cash shortage in our automatic teller machines which we attribute to our armored car service. During 2001, we, jointly with our bank, filed suit against an insurance company and Dunbar Armored, Inc., a former armored car vendor, for approximately $412,000. As the case proceeded, we continually added the accumulating legal fees and at December 31, 2003, we booked an account receivable on our balance sheet of $617,739. In July 2003, after a jury trial, judgment was entered in our favor in the amount of $379,583 by the Hennepin County District Court. In November 2003, the court awarded us $207,345 in attorney's fees, costs and disbursements and pre-judgment interest. Defendant Dunbar subsequently filed an appeal, which is pending. Unless the appeals court overturns the lower court's verdict, we expect to be reimbursed for any additional legal fees incurred since November 2003. If we are unable to recover any of such receivable, the write-off of $617,739 will represent approximately 8% of our total assets as set forth on our consolidated balance sheet as of December 31, 2003.

         The armored car companies engaged by us are all bonded and carry routine insurance; however, there is no assurance that we will not experience similar or greater losses related to armored car services in the future, which losses may have a materially adverse effect on our cash flow and earnings.

WE MAY SEEK POTENTIAL ACQUISITIONS.

         We continue to explore various potential acquisitions. If one or more acquisitions occur, we may use substantial amounts of our cash and/or issue a significant number of shares of our common stock in the transaction. There can be no assurance that any acquisitions will occur or, if completed, that such transactions will generate positive financial results for us.

OUR CORPORATE GOVERNANCE STRUCTURE NEEDS TO BE EXPANDED.

         On March 1, 2004, we appointed two independent directors, Pat Cruzen and Gordon Graves, to our board of directors and the audit committee in order to comply with applicable AMEX regulations. We have not yet established, however, compensation or nominating committees. Because we are now listed on the AMEX, we will need to comply with all the recently approved AMEX corporate governance rules and regulations on or before the applicable compliance dates, as well as any additional rules which apply under the Sarbanes-Oxley Act of 2002.

THE PRICE OF OUR COMMON STOCK HAS EXPERIENCED SUBSTANTIAL VOLATILITY.

         On January 6, 2004, shares of our common stock began trading on the AMEX. Prior to that date and since October 2001, our common stock was quoted on the OTC Bulletin Board. While on the OTC Bulletin Board, the market for our common stock experienced substantial volatility. There is no assurance that the volatility will not continue with our stock trading on the AMEX. Sales of shares pursuant to this prospectus may adversely affect the market price of our common stock on the AMEX. In addition, sales of "restricted securities" by persons who have satisfied the required holding period for resales under Rule 144 promulgated by the SEC under the Act will substantially increase the number of shares available in the "public float," and may also adversely affect the market price of our common stock on the AMEX. Also, the filing of Notices on Form 144 can have the effect of a "cap" on the market, until the shares covered thereby are sold.

                                 USE OF PROCEEDS

         Cash Systems will not receive any proceeds from the sale of the common stock offered by the selling shareholders.

                              SELLING SHAREHOLDERS

         Set forth below are the names of the selling shareholders, the number of shares of Cash Systems common stock beneficially owned by each of them on the date hereof, the number of shares that may be offered by each of them pursuant to this prospectus, and the number of shares of common stock and percentage of common stock to be beneficially owned by each of them if all shares hereunder are sold by the selling shareholders. To our knowledge, none of the selling shareholders has had within the past three years any material relationship with us except as set forth in the footnotes to the following table. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

                                         BENEFICIAL OWNERSHIP PRIOR TO OFFERING                  BENEFICIAL OWNERSHIP AFTER OFFERING
                                        -----------------------------------------                -----------------------------------
                                                                                    NUMBER OF
                                                                                     SHARES
                                                       WARRANT          TOTAL        OFFERED        TOTAL                     %
           NAME                         SHARES      SHARES(1)(2)     SHARES(1)(2)  HEREBY(1)(2)  SHARES (3)              OWNED(3)(4)
------------------------------------------------------------------------------------------------------------------------------------
Edward and Denise L. Adams                    0           11,000           11,000        11,000           0                  *
Alydar Fund, L.P.                         7,728                0            7,728         7,728           0                  *
Alydar Fund Limited                      61,740                0           61,740        61,740           0                  *
Alydar PP Fund, L.P.                     70,532                0           70,532        70,532           0                  *
David Ashfeld                            45,000            8,125           53,125         8,125      45,000                  *
Gerald Auchstetter and Linda
  Auchstetter                            12,000            7,500           19,500         7,500      12,000                  *
Bald Eagle Fund, Ltd.                     2,973                0            2,973         2,973           0                  *
David A. Bester and Lanetha J. Bester    74,706           22,500           97,206        22,500      74,706                  *
Bonanza Master Fund, Ltd.               150,000                0          150,000       150,000           0                  *
Cougar Trading, LLC                      40,000                0           40,000        40,000           0                  *
Ken Denhardt                              1,063                0            1,063         1,063           0                  *
J. Steven Emerson Roth IRA
  Bear Stearns Sec Corp. Cust           120,000                0          120,000       120,000           0                  *
Richard C. Gage Special Trust                 0            5,000            5,000         5,000           0                  *
Gaming Venture Corp, U.S.A. (5)               0           40,000           40,000        40,000           0                  *
Joseph A. Geraci, II                      3,051           33,125           36,176        33,125       3,051                  *
Glacier Partners                         40,000                0           40,000        40,000           0                  *
Lester Goetzke                            5,000            1,250            6,250         1,250       5,000                  *
Graves Properties, Ltd. (6)             160,000                0          160,000       160,000           0                  *
William E. Hanneman                      66,894           15,000           81,894        15,000      66,894                  *
Jory M. Herman                           10,000            2,500           12,500        12,500           0                  *
Kensington Partners, L.P.                57,027                0           57,027        57,027           0                  *
Mary Kinney, IRA
  Southwest Securities, Inc. Custodian    5,750            5,750           11,500        11,500           0                  *

                                         BENEFICIAL OWNERSHIP PRIOR TO OFFERING                  BENEFICIAL OWNERSHIP AFTER OFFERING
                                        -----------------------------------------                -----------------------------------
                                                                                    NUMBER OF
                                                                                     SHARES
                                                       WARRANT           TOTAL       OFFERED        TOTAL                     %
           NAME                         SHARES      SHARES(1)(2)     SHARES(1)(2)  HEREBY(1)(2)  SHARES (3)              OWNED(3)(4)
------------------------------------------------------------------------------------------------------------------------------------
Patrick J. Kinney                        26,196            7,500           33,696         7,500      26,196                  *
Patrick J. Kinney, IRA
  Southwest Securities, Inc. Custodian    6,750            6,750           13,500         6,750       6,750                  *
Stephen H. Kleemann                      20,000                0           20,000        20,000           0                  *
Ervin M. Kramer                          70,000           17,500           87,500        37,500      50,000                  *
Becky Lindsay                                 0            1,250            1,250         1,250           0                  *
Neal Linnihan IRA
  SWS Securities, Inc. Custodian        201,000           60,000          261,000       200,000      61,000                  *
Meadowbrook Opportunity Fund LLC         50,000                0           50,000        50,000           0                  *
Rene Miville                             20,000                0           20,000        20,000           0                  *
Wilmer Nordin                            10,000            2,500           12,500        12,500           0                  *
Richard A. Perrott                       11,000            5,000           16,000        10,000       6,000                  *
Sandi Raines                             40,000           10,000           50,000        50,000           0                  *
Robert J. Revoir                         10,000            2,500           12,500        12,500           0                  *
Don A. Sanders                           30,000                0           30,000        30,000           0                  *
Sanders 1998 Children's Trust dtd
  12/1/97, Donald Weir, Trustee          20,000                0           20,000        20,000           0                  *
Sanders Opportunity Fund, LP              6,978                0            6,978         6,978           0                  *
Sanders Opportunity fund (Inst.) L.P.    23,022                0           23,022        23,022           0                  *
Sandor Capital Master Fund, L.P. (7)     52,000                0           52,000        50,000       2,000                  *
Donald B. Schreifels                     55,000           10,000           65,000        10,000      55,000                  *
Donald B. Schreifels IRA
  Southwest Securities, Inc. Custodian   40,000           40,000           80,000        40,000      40,000                  *
Julie Etta Schreifels Revocable Trust
  DTD 12-12-91 Donald B. Schreifels
  TTEE                                   68,000           10,000           78,000        10,000      68,000                  *
Isaac J. Sibley                               0            4,670            4,670         4,670           0                  *
SLS Investors, LP                        84,241                0           84,241        84,241           0                  *
SLS Offshore Fund, Ltd.                 230,759                0          230,759       230,759           0                  *
Straus Partners, L.P.                    90,000                0           90,000        90,000           0                  *
Straus-Gept Partners, L.P.               60,000                0           60,000        60,000           0                  *
Symmetry Peak, LP                       105,000                0          105,000       105,000           0                  *
Symmetry Peak Offshore, Ltd.             45,000                0           45,000        45,000           0                  *
3 Notch Capital Partners, L.P.           50,000                0           50,000        50,000           0                  *
Harold Trestman and Marilyn
  Trestman                               40,000           25,000           65,000        25,000      40,000                  *
Brian Trygstad                                0              250              250           250           0                  *
Wall Street Capital Partners, L.P.       30,000                0           30,000        30,000           0                  *
Don Weir and Julie Ellen Weir            20,000                0           20,000        20,000           0                  *
Bruce Westman                                 0           16,250           16,250        16,250           0                  *
WestPark Capital, L.P.                  286,800                0          286,800       280,000       6,800                  *
Elizabeth Zbikowski                      96,279            5,000          101,279         5,000      96,279                  *
Scott Zbikowski                         156,000           20,000          176,000        40,000     136,000                  *
Zinc Partners, LP                        23,842                0           23,842        23,842           0                  *
Zinc Partners II, LP                        251                0              251           251           0                  *
Zinc Partners Offshore, Ltd.             50,907                0           50,907        50,907           0                  *
David P. Zipkin                           4,000           16,750           20,750        14,750       6,000                  *

*        Less than 1.0%.

(1) Includes an aggregate of 412,670 shares that may be purchased from time to time by certain selling shareholders upon exercise of warrants, which shares are being offered hereby.

(2) The share amounts set forth herein assume that the selling shareholders will exercise the warrants for cash. If the selling shareholders use the cashless exercise alternative, the actual number of shares of Common Stock issued will be fewer, depending on the market value of the underlying shares of Common Stock immediately prior to exercise.

(3)      Assumes the sale of all the shares being offered hereby.

(4) The percentage of shares beneficially owned by each selling shareholder is based on 15,811,268 shares of Common Stock outstanding, including 15,398,598 shares outstanding as of April 20, 2004 and 412,670 shares to be outstanding if all of the warrants and options listed herein are exercised.

(5) These warrant shares represent shares which may be acquired upon exercise of a non-transferable stock option issued in partial consideration of consulting services performed for Cash Systems.

(6) All outstanding equity interests of Graves Properties, Ltd. are beneficially owned by Gordon Graves, a director of Cash Systems.

(7) Includes 2,000 shares held by John S. Lemak, the General Partner of Sandor Capital Master Fund, L.P.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell the shares of common stock on the AMEX or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. When used in this prospectus, "selling shareholder" includes pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or in other non-sale related transfers from the named selling shareholder after the date of this prospectus. The common stock may be sold in:

         - a block trade, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of such exchange; and/or

         - ordinary brokerage transactions and transactions in which the broker solicits purchases.

         The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. A shareholder may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders may, from time to time, authorize underwriters acting as its agent to offer and sell the common stock upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholders, or other bona fide owners of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholders, underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

         All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         There is no assurance that the selling shareholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

         We will pay all expenses associated with registering the selling shareholders' shares. The selling shareholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares. In connection with sales made pursuant to this prospectus, we will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreement or the selling shareholder may be entitled to contribution from us. We will be indemnified by a selling shareholder against civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any written information furnished to us by such selling shareholder for use in this prospectus, in accordance with the related registration rights agreement or we will be entitled to contribution from such selling shareholder.

                                  LEGAL MATTERS

         Certain legal matters associated with the shares being offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                     EXPERTS

         The consolidated financial statements for the years ended December 31, 2003 and 2002 incorporated in this prospectus have been audited by Virchow, Krause & Company, LLP, independent auditors, as stated in their report, which is incorporated herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Amended and Restated Certificate of Incorporation provides that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the applicable section of the Delaware General Corporation Law. Specifically, we will indemnify our directors, officers, employees and agents against any expenses, judgments, fines, and settlements reasonably incurred by such person who was made a party (or threatened to be made a party) to an action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Cash Systems if, with respect to the acts or omissions of the person complained of in the proceeding, the person:
(i) acted in good faith, (ii) reasonably believed the conduct was in or not opposed to the best interests of the corporation, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

         Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the applicable section of the Delaware General Corporation Law. Specifically, directors will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to Cash Systems or our shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain restrictions, or (iv) any transaction from which the director derives an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-18317) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act"):

         1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

         2. The description of Cash Systems common stock which is contained or incorporated by reference in the Registration Statement on Form 8-A filed with the SEC on January 6, 2004 pursuant to Section 12 of the 1934 Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating any such description.

         We will provide, at no cost, a copy of these filings to each person, including any beneficial owner, to whom a prospectus is delivered upon oral or written request to our Chief Financial Officer at the following address and telephone number:

                  Christopher Larson, Chief Financial Officer
                  Cash Systems, Inc.
                  3201 West County Road 42, Suite 106
                  Burnsville, Minnesota 55306
                  (952) 895-8399

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following expenses will be paid by the Registrant in connection with the distribution of the shares registered hereby. The Registrant is paying all of the expenses related to this offering, except the selling shareholders will pay any applicable broker's commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholders. All of such expenses, except for the SEC registration fee, are estimated.

SEC Registration Fee ...............................   $ 2,201
Legal Fees and Expenses ............................     7,500
Accountants' Fees and Expenses .....................     3,000
Printing Expenses ..................................     2,000
Miscellaneous ......................................     2,299
                                                       -------
   Total ...........................................   $17,000

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law.

         Cash Systems and the selling shareholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16.  Exhibits.

         See Exhibit Index on page following signatures.

Item 17.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material information on the plan of distribution;

                           Provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnsville, State of Minnesota, on April 22, 2004.

                                     CASH SYSTEMS, INC.

                                     By /s/ Craig K. Potts
                                        -------------------------------------
                                        Craig K. Potts, Chief Executive Officer
                                        and President

                                POWER OF ATTORNEY

         The undersigned each hereby constitutes and appoints any one or both of Craig K. Potts and Christopher Larson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and perform any acts necessary to file any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of Cash Systems, Inc. with all exhibits thereto, and any and all registration statements, prospectuses, instruments or other documents as a part of or in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

                Signature                              Title                                    Date
                ---------                              -----                                    ----
/s/ Craig K. Potts                         Chief Executive Officer, President
----------------------------------------   and Director (principal executive
Craig K. Potts                             officer)                                         April 22, 2004

/s/ Christopher Larson                     Chief Financial Officer and Director
----------------------------------------   (principal financial officer)                    April 22, 2004
Christopher Larson

/s/ Patrick R. Cruzen                      Director                                         April 22, 2004
----------------------------------------
Patrick R. Cruzen

/s/ Gordon T. Graves                       Director                                         April 22, 2004
----------------------------------------
Gordon T. Graves

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    EXHIBITS

                                       to

                         Form S-3 Registration Statement

                                ----------------

                               Cash Systems, Inc.
             (Exact name of Registrant as specified in its charter)

                                ----------------

                                      INDEX

Exhibit

4.1 Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form 8-A filed with the SEC on January 6, 2004).

4.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 3 to the Registrant's Form 10-KSB for the fiscal year ended December 31,
         2002).

4.3* Form of Registration Rights Agreement between the Company and certain selling shareholders.

5.1*     Opinion and Consent of Fredrikson & Byron, P.A.

23.1*    Consent of Virchow, Krause & Company, LLP.

23.2*    Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1* Power of attorney from directors (included on signature page of this Registration Statement).

-------------------
*    Filed herewith